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                                                                    EXHIBIT 23.6

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the references to our firm under the captions "Experts" and "Selected Financial Data of Action" in this Registration Statement (Form S-4) of Alrenco, Inc. and to the incorporation by reference therein of our reports a) dated November 4, 1996 with respect to the financial statements of Action TV & Appliance Rental, Inc. and b) dated January 16, 1997 with respect to the financial statements of B&L Concepts, Inc., each included in the Registration Statement (Form S-4 No. 333-44451) of Alrenco, Inc. for the registration of 12,280,316 shares of its common stock, filed with the Securities and Exchange Commission.

                                            ERNST & YOUNG LLP

Dallas, Texas
March 4, 1998